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                                                                 Exhibit (10)(a)


                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 1st day June, 1998 between SUNDSTRAND CORPORATION, a Delaware corporation (the "Company"), and Robert H. Jenkins ("Executive").

             WHEREAS, the Board of Directors of the Company (the "Board") on September 19, 1995, elected Executive as President and Chief Executive Officer of the Company effective October 1, 1995;

             WHEREAS, the Company desires to continue the services of Executive as its Chairman of the Board, President and Chief Executive Officer and to enter into an agreement embodying the terms of such continuing relationship; and

             WHEREAS, the Company desires to enter into this Agreement to assure the benefits of Executive's future services to the Company, and Executive is willing to commit to render such services, upon the terms and conditions set forth below.

             It is therefore mutually agreed as follows:

             1. Employment. The Company agrees to employ Executive as Chairman of the Board, President and Chief Executive Officer and Executive agrees to serve the Company, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as hereinafter defined), unless otherwise agreed in writing by Executive and the Company, the Company shall neither demote Executive nor assign to Executive any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status as Chairman of the Board, President and Chief Executive Officer.

             2. Employment Period. The "Employment Period" shall commence on June 1, 1998 and, unless otherwise terminated in accordance with the provisions of Section 7 hereof, shall terminate on September 30, 2000; provided, however, that on September 30, 1998 and each anniversary of such date, the Employment Period shall automatically be extended for an additional one year unless prior thereto either party has given written notice (a "Notice of Non-Extension") to the other that such party does not wish to extend the Employment Period.

             3. Compensation. Throughout the Employment Period, the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him under this Agreement.

             (a) A salary (the "Base Salary") at an annual rate which shall not be less than the highest annual rate of salary that Executive shall theretofore have attained but, in no event shall the Base Salary be at an annual rate less than seven hundred thousand dollars ($700,000). The Base Salary shall be payable in accordance with the Company's normal payroll practices applicable to its executives but, not less frequently than bi-weekly.

             (b) Participation in all executive benefit and incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company including, but not limited to, the Company's 1989 Restricted Stock Plan, the Sundstrand Corporation Stock Incentive Plan, the Officer Incentive Plan, and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical and life insurance and other bonus and incentive compensation plans. Unless otherwise provided herein, Executive's participation in such plans shall be on the same basis and terms as other executive officers of the Company; provided, however, that following a Change in Control (as defined below), Executive's participation in such plans (or with respect any stock, stock option or other equity-based benefit plan, any substitute plans therefor) shall in no event be on a basis less favorable in terms of benefit levels and reward opportunities applicable to Executive than those in effect immediately prior to the Change in Control. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive's entitlements hereunder.

             (c) Participation in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement,


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savings, medical, hospitalization, disability, dental, life and travel accident insurance benefit plans (collectively the "Benefit Plans"). Executive's participation in the Benefit Plans shall be on the same basis and terms as are applicable to employees of the Company generally; provided, however, that following a Change in Control, Executive's participation in the Benefit Plans shall in no event be on a basis less favorable in terms of benefit levels applicable to Executive than those in effect immediately prior to the Change in Control. In the event Executive at any time during the Employment Period is not eligible to participate in any Benefit Plan for which Executive was previously eligible or the Company terminates or materially amends any Benefit Plan, the Company shall provide to Executive benefits comparable with those benefits that would have been received by Executive if Executive continued to participate in such Plans.

             (d) Paid vacations in accordance with the Company's vacation policy as in effect from time to time, and all paid holidays given by the Company to its executive officers.

             (e) All fringe benefits and perquisites (e.g., physical examinations, financial planning and tax preparation services) made available by the Company to its executive officers; provided, however, that following a Change in Control, Executive's entitlement to such fringe benefits and perquisites shall in no event be on a basis less favorable in terms of benefit and perquisite levels applicable to Executive than those in effect immediately prior to the Change in Control.

             (f) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated or proposed thereunder (the "Code")), or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                 An initial determination shall be made as to whether a Gross-Up Payment is required pursuant to this Section 3(f) and the amount of such Gross-Up Payment shall be made by a national independent accounting firm selected by Executive (the "Accounting Firm"). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to Executive, both to the Company and Executive within fifteen (15) business days of the Termination Date, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this
Section 3(f) shall be paid by the Company to Executive within five (5) business days of the Company's receipt of the Accounting Firm's determination. The Accounting Firm shall furnish Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments, or that the amount of the Excise Tax due is correct. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and Executive subject to the application of the paragraph set forth immediately below.

                 As a result of the uncertainty in the application of Section 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Executive from any governmental taxing authority that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon all or any portion of any Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability by reason of the Overpayment and upon either (i) the date a


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determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Executive's applicable tax return has expired. If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall pay to Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment.

                Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

             4. Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder.

             5. Conditions of Employment. Throughout the Employment Period, (a) the Company shall not require or assign duties to Executive which would require him to move the location of his principal business office or his principal place of residence outside the area of Rockford, Illinois (the "Rockford Area"), (b) the Company shall not require or assign duties to Executive which would require him to spend more than forty-five (45) normal working days away from the Rockford Area during any consecutive twelve-month period, (c) the Company shall provide an office to Executive, the location and furnishings of which shall be equivalent to the offices provided to other members of the executive office of the Company on the date of this Agreement, and (d) the Company shall provide secretarial services and other administrative services to Executive which shall be equivalent to the secretarial services and other administrative services provided to other members of the executive office of the Company on the date of this Agreement.

             6. Continuation of Benefits after Company Breach.

                (a) In the event that the Company shall (i) fail to observe or perform any covenant or agreement contained in this Agreement to be observed or performed by the Company or (ii) give Executive a Notice of Non-Extension pursuant to Section 2 hereof (the circumstances referred to in clauses (i) and (ii) of this Section 6(a), whether occurring before or after a Change in Control, are each hereinafter referred to as a "Breach"), then Executive shall be entitled to terminate the Employment Period, and from the date of such termination until such time as the Employment Period would otherwise have terminated pursuant to the provisions of Section 2 or clause (ii) of Section 7(a) or until a breach by the Executive of any of the provisions of Section 8 or 9 hereof, the Executive shall continue to receive all compensation and benefits which the Company has hereinabove in Section 3 agreed to pay to, and provide for, Executive, in each case in the amounts and at the times provided for in
Section 3 (the "Continuation Benefits"). The parties agree that, in such event, such payments and benefits shall be deemed to constitute liquidated damages for the Breach. However, the Continuation Benefits shall not be payable if Executive is, because of a Breach, entitled to receive the benefits and treatment provided for in Section 16(b) of this Agreement, in which case those benefits and treatment set forth in Section 16(b) of this Agreement shall be deemed to constitute liquidated damages for the Breach. Any other provision of this Agreement notwithstanding, before any payments or benefits are provided under this Section 6(a) or under Section 16(b) because of a Breach, Executive shall provide the Company with written notice of his belief that a Breach has occurred and shall afford the Company a reasonable opportunity to cure the alleged Breach.

                (b) Notwithstanding anything contained in this Agreement to the contrary, if the Employment Period is terminated prior to a Change in Control by Executive pursuant to Section 6(a) hereof, and Executive reasonably demonstrates that such Breach (l) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or
(2) otherwise occurred in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the Breach shall be deemed to have occurred after the Change in Control.


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             7. Termination.

                (a) Notwithstanding anything contained in this Agreement to the contrary, the Employment Period shall immediately terminate upon the earliest to occur of any of the following:

                        (i) The date of death of Executive; provided, however, that Executive's estate, heirs and beneficiaries shall be entitled to receive the full amount of his salary for the month in which death occurs and all other benefits available to them under the Company's Benefit Plans as in effect on the date of death of Executive;

                        (ii) In the event that the Company elects to terminate the Employment Period following conviction of Executive of a felony, the date as of which Executive's right to file an appeal after conviction has expired, or if Executive files an appeal after conviction, the date as of which the appellate court fails to reverse the conviction, and the Company shall pay Executive his full salary through the Termination Date (as defined below) and the Company shall have no further obligations to Executive under this Agreement except with respect to any rights Executive might otherwise have under the Company's Benefit plans as in effect on the Termination Date;

                        (iii) The date as of which the Company elects to terminate the Employment Period in accordance with Section l0;

                        (iv) The Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to a termination of the Employment Period as a result of Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs Executive's ability to substantially perform his duties under this Agreement, which continues for a period of at least one hundred and eighty (180) consecutive days or for periods totaling at least two hundred and forty (240) days during any period of three hundred and sixty-five (365) consecutive days and which, in either case, cannot be reasonably accommodated by the Company;

                        (v) The Termination Date specified in a Notice of Termination reflecting an election by the Company to terminate the Employment Period other than for reasons described in paragraphs (ii), (iii) or
                               (iv) above; or

                        (vi) The Termination Date specified in a Notice of Termination reflecting an election by Executive to terminate the Employment Period pursuant to
                               Section 6(a).

             (b) Upon a termination of the Employment Period as a result of Executive's Disability, Executive shall be entitled to the Continuation Benefits. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Employment Period and prior to the establishment of Executive's Disability during which Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination relating to Executive's Disability, Executive shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of Executive will be deemed to have occurred.

             (c) Upon the occurrence of and following a Change in Control, Executive may voluntarily terminate the Employment Period at any time. If Executive voluntarily terminates the Employment Period effective as of the first anniversary of the effective date of a Change in Control, after having given notice to the Company during the period which commences on the effective date of a Change in Control and ends on the date which is eight (8) months following such date, it shall be referred to as a "Limited Period Termination."

             (d) Any termination of the Employment Period by the Company or by Executive shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that (i) indicates the specific termination provision in this Agreement


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relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated and
(iii) specifies the Termination Date, the setting of which shall be subject to the terms of Section 6(a) or Section 10 to the extent that either of those sections shall be applicable; provided, however, that in the event of a termination of the Employment Period by Executive pursuant to Section 7(c) other than pursuant to a Limited Period Termination, the proposed date of termination of the Employment Period set forth in the Notice of Termination shall not be less than thirty (30) days nor more than sixty (60) days after the date of such Notice of Termination. No termination of the Employment Period pursuant to
Section 6(a), any of clauses (ii), (iii), (iv) or (v) of Section 7(a) or Section 7(c) shall be effective without a Notice of Termination.

             (e) Notwithstanding anything contained in this Agreement to the contrary, if the Employment Period is terminated by the Company, or by Executive pursuant to Section 6(a) after a Breach which the Company does not cure, in either case, prior to the effective date of a Change in Control, and Executive reasonably demonstrates that such termination, Breach or failure to cure a Breach, as the case may be, (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise occurred in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the effective date of the Change in Control shall be the date immediately prior to the date of such termination of the Employment Period.

             (f) For purposes of this Agreement, "Termination Date" shall mean the date on which the Employment Period shall be terminated.

             8. Covenant Not to Compete. By and in consideration of the Company's entering into this Agreement and the Base Salary and benefits to be provided by the Company hereunder, and further in consideration of Executive's exposure to the proprietary information of the Company, Executive agrees that Executive will not, from and after the date hereof until one year after expiration of the Employment Period, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, member, director, officer, consultant, independent contractor, executive, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any business entity directly engaged (in the United States) in the manufacture and/or sale of products competitive with any material product or product line of the Company. For purposes of this paragraph, the term "material product or product line of the Company" shall mean any product or product line of the Company, the gross sales of which during any calendar year during the five (5) year period preceding Executive's undertaking such employment were at least $50 million. Following the Termination Date, upon request, Executive shall notify the Company of Executive's then current employment status. Notwithstanding anything contained in this Section 8 to the contrary, Executive shall not be prohibited from acquiring or holding up to two percent (2%) of the common stock of an entity that is traded on a national securities exchange or a nationally recognized over-the-counter market.

             9. Unauthorized Disclosure. Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by Executive without the consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company or as may be legally required, of any confidential information obtained by Executive while in the employ of the Company (including, but not limited to, any confidential information with respect to any of the Company's customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to the Company; provided, however, that such term shall not include the use or disclosure by Executive, without the consent of the Board, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 9) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Company.

             10. Breach of Section 8 or Section 9. In the event of a breach by Executive of the provisions of Section 8 or Section 9 of this Agreement, the Company may terminate the Employment Period under Section 7(a)(iii), but only if the Company complies with the following provisions:

             (a) The Company shall provide Executive with written notice of its belief that a breach of Section 8 or Section 9 of this Agreement has occurred and shall afford Executive sixty (60) days or such longer period as the Company may determine to cure the alleged breach.


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             (b) In the event Executive does not cure the breach, the Company shall be required to institute a judicial proceeding to determine whether a breach of Section 8 or Section 9 of this Agreement has occurred and Executive has not cured such breach.

             (c) The Employment Period may then be terminated only upon a judicial determination that Executive has breached the provisions of Section 8 or Section 9 and has failed to cure such breach; provided, however, that the Employment Period may not be terminated until either all appellate proceedings have been exhausted or the time within which Executive may appeal an adverse ruling has expired.

             11. Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorneys' fees, incurred by Executive in connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the Company or by another party; provided, however, the Company shall not be obligated to pay to Executive out-of-pocket expenses, including attorneys' fees, incurred by Executive in any claim or legal action or proceeding involving (i) a Breach; (ii) Section 8 hereof or (iii) Section 9 hereof, if the Company prevails in such litigation.

             12. Retirement Plans. Executive shall participate in the Sundstrand Corporation Retirement Plan-Aerospace and the Sundstrand Corporation Supplemental Retirement Plan (collectively, the "Retirement Plans"). For purposes of determining the amount of Executive's accrued benefit under the Retirement Plans, for the period commencing on September 19, 1995 and terminating on the Termination Date, Executive shall be deemed to accrue "Years of Service" and "Years of Participation" (as those terms are defined and used in the Retirement Plans) in accordance with the Special Retirement Plan (as defined below). The term "Special Retirement Plan" shall mean Executive's right to accrue Years of Service and Years of Participation under the Retirement Plans at the rate of two (2) months for each month (or fraction thereof) of actual service. Notwithstanding the foregoing, in the event of a Change in Control, Executive will immediately become fully-vested in a benefit payable from the Retirement Plans, which benefit will be calculated as though, at the time of such Change in Control, Executive had the greater of (i) twenty (20) Years of Service and Years of Participation in the Retirement Plans and (ii) Executive's Years of Service and Years of Participation in the Retirement Plans calculated using Executive's service in accordance with the Special Retirement Plan.

             13. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

             (a) The acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities;

             (b) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

             (c) (i) A merger or consolidation involving the Company (or any direct or indirect subsidiary of the Company) or (ii) the issuance of shares of capital stock of the Company in connection with a merger or consolidation involving the Company (or any direct or indirect subsidiary of the Company) if, in the case of clause (i) or clause (ii), the stockholders of the Company immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, immediately following such merger or consolidation, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the person issuing securities in the merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; provided, however, that for purposes of clause (i) and clause (ii), voting securities of the Company issued in connection with the merger or consolidation, including securities to cover stock options or cure "tainted" shares (whether issued in the merger or consolidation or pursuant to a public or private offering related thereto), shall be treated as having been issued in such merger or consolidation and not as having been outstanding immediately prior to such merger or consolidation or (iii) a complete liquidation or dissolution of the Company or consummation of the sale or other disposition of all or substantially all of the assets of the Company.

             Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 13(a), solely because twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

             14. Retiree Health and Life Insurance Benefits Upon a Change in Control. Notwithstanding anything to the contrary contained in the Company's Benefit Plans and other applicable programs and practices, upon a Change in
Control:

             (a) The eligibility requirements for the Company's Retiree Health Insurance Plan shall be waived, and commencing on the Termination Date, Executive shall be provided with the same health care coverage as provided to other eligible retirees; and

             (b) The age 60 and 30-year requirements of the Executive Life Insurance Program for retirees shall be waived, and commencing on the Termination Date, Executive shall be provided with a life insurance benefit of
(i) five (5) times the Base Salary in effect on the Termination Date for the period commencing on the Termination Date and terminating on the third anniversary of the Termination Date and (ii) one times such Base Salary thereafter.

             15. Stock Awards Upon a Change in Control. Upon a Change in Control, all restrictions on any stock purchased by Executive and on any awards (including awards to Executive of restricted stock pursuant to the Company's 1989 Restricted Stock Plan, the Sundstrand Corporation Stock Incentive Plan and any other restricted stock plan sponsored by the Company) shall immediately lapse and all such stock and awards shall become fully (100%) vested immediately, and, where applicable, all shares of stock shall be immediately deliverable to Executive; all such stock shall be freely transferable by Executive and the Company will have no right to direct or restrict the disposition of such stock; and all stock options and stock appreciation rights granted to Executive shall become fully (100%) vested and shall become immediately exercisable.

             16. Other Compensation Upon Termination Following a Change in Control. Notwithstanding the provisions of any other section of this Agreement and in addition to any other amounts or benefits payable to Executive or on his behalf pursuant to the terms of this Agreement (other than the Continuation Benefits), upon termination of the Employment Period following a Change in Control, Executive shall be entitled to the following benefits and treatment:

                 (a) If the Employment Period shall be terminated by Executive's death, by the Company pursuant to any of clauses (ii) through (iv) of Section 7(a) or by Executive (other than pursuant to Section 7(c) in connection with a Limited Period Termination or Section 6(a) following a Breach which the Company does not cure), the Company shall pay Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including Base Salary, vacation pay, bonuses or incentive compensation and any previous compensation which Executive has previously deferred (including any interest earned or credited thereon) (collectively, "Accrued Compensation"). In addition to the foregoing, if the Employment Period is terminated by reason of Executive's death (except if Executive had previously provided to the Company a valid Notice of Termination in connection with a Limited Period Termination or a Breach which the Company does not cure), the Company shall pay to Executive or his beneficiaries an amount equal to the Bonus Amount (as defined below) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365 (a "Pro Rata Bonus"). Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect. For purposes of this Agreement, the term "Bonus Amount" shall mean an amount equal to the greater of
(x) the cash bonus or incentive award which would have been paid or payable to Executive in respect of the fiscal year in which the Termination Date occurs had Executive continued in employment until the end of such fiscal year, calculated as if the maximum bonus or incentive award payable to Executive had been earned for such year and (y) the greatest of (i) the highest percentage of Base Salary used to determine Executive's cash bonus or incentive award during the Three Year Period (as defined below) multiplied by the Base Salary in effect immediately prior to the Termination Date, (ii) the highest actual cash bonus or incentive award paid or payable to Executive in respect of any of the most recent three (3) fiscal years prior to the fiscal year in which Executive's Termination Date occurs (such three (3) year period referred to as the "Three Year Period"), and (iii) the product of (A) the Base Salary paid or payable to Executive in the year of termination, (B) the highest target bonus percentage applicable to Executive in the year of termination or during the Three Year Period and (C) the highest Bonus to Target Ratio (as defined below) applicable to Executive during the Three Year Period, whichever would result in the greatest "Bonus Amount". The "Bonus to Target Ratio" for a particular year shall mean a fraction, not less than one, the numerator of which shall be the bonus paid or payable to Executive for such year and the denominator of which shall be the target bonus applicable to Executive for such year.

                   (b) If the Employment Period shall be terminated by the Company other than pursuant to any of clauses (ii) through (iv) of Section 7(a) or by Executive pursuant to Section 6(a) after a Breach which the Company does not cure or Section 7(c) in connection with a Limited Period Termination, then Executive shall be entitled to the benefits and treatment provided below:

                       (i) the Company shall pay Executive all Accrued Compensation and a Pro Rata Bonus;

                       (ii) the Company shall pay Executive as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment (subject to Section 24 hereof) an amount in cash equal to three (3) times the sum of (A) Executive's Base Salary (including, for calculation purposes only, any portion thereof the receipt of which has been deferred under any plan, program, policy or arrangement of the Company providing for the deferral of income) and (B) the Bonus Amount. Notwithstanding the foregoing, the amount to be paid under this Subsection (ii) shall be multiplied by a fraction (which in no event shall be greater than one (1)) the numerator of which shall be the number of months (for this purpose any partial month shall be considered as a whole month) remaining until Executive's 65th birthday and the denominator of which shall be thirty-six (36);

                       (iii) for a number of months equal to the lesser of (A) thirty-six (36) or (B) the number of months remaining until Executive's 65th birthday, the Company shall at its expense continue to provide on behalf of Executive and his dependents and beneficiaries the fringe benefits, perquisites, life insurance, disability, medical, dental and hospitalization, travel accident, pension, profit sharing, savings, retirement and any other employee benefits (other than participation in stock or other equity-based plans) which were being provided to Executive at the time Notice of Termination or Notice of Non-Extension, as the case may be, is given (or the benefits provided to Executive at the time of a Change in Control, if greater). The benefits provided in this Section 16(b)(iii) shall be no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage provided Executive under the plans providing such benefits at the time Notice of Termination or Notice of Non-Extension, as the case may be, is given (or at the time of the Change in Control if more favorable to Executive). The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iii) shall not be interpreted so as to limit any benefits to which Executive or his dependents may be entitled under any of the Company's employee benefit plans, programs or practices following termination of the Employment Period, including without limitation, retiree medical and life insurance benefits; and

                       (iv) the Company shall pay in a single payment (subject to Section 24 hereof) an amount in cash equal to the greater of (x) or (y) or
(z), where (x) equals three (3) times the amount of any matching contribution made and which would have been made on behalf of Executive to the Company's Employee Savings Plan and Supplemental Savings Account of the Deferred Compensation Plan for the full year in which the Termination Date occurs, using the applicable compensation amounts as defined in Section 16(b)(ii) of this Agreement and assuming for this purpose that the matching contribution percentage in effect on the Termination Date shall remain the same for such year, Executive had been employed for all of such year and Executive had continued to make contributions for the full year based upon his election in effect on his Termination Date, (y) equals three (3) times the amount of any matching contribution made on behalf of Executive to the Company's Employee Savings Plan and Supplemental Savings Account of the Deferred Compensation Plan for the year prior to the year in which the Change in Control occurs and (z) equals the amount of any matching contribution made and which would have been made on behalf of Executive to the Company's Employee Savings Plan and Supplemental Savings Account of the Deferred Compensation Plan for the full year in which the Termination Date occurs, using the applicable compensation amounts as defined in Section 16(b)(ii) of this Agreement and assuming for this purpose that the matching contribution percentage in effect on the Termination Date shall remain the same for such year, Executive had been employed for all of such year and Executive had continued to make contributions for the full year based upon his election in effect on the Termination Date, plus the amount of matching contribution which would have been made on behalf of Executive to the Company's Employee Savings Plan and Supplemental Savings Account of the Deferred Compensation Plan for the two (2) full years following the year in which the Termination Date occurs, assuming that any prospective increases in the Company matching contribution percentage approved prior to the Change in Control were in effect, Executive had been employed for the entire two-year period, Executive had continued to make contributions based upon his election in effect on the Termination Date, and using the applicable compensation amounts as defined in Section 16(b)(ii) of this Agreement.

             (c) Subject to Section 24 hereof, the amounts provided for in Sections 16(a) and 16(b)(i), (ii) and (iv) shall be paid within five (5) days after the Termination Date.

             (d) Executive's death after his having given timely Notice of Termination in connection with a Limited Period Termination or after a Breach which the Company does not cure, in each case after a Change in Control, shall be treated as if Executive had terminated the Employment Period on the date of death pursuant to Section 6(a) after a Breach which the Company does not cure.

             (e) A termination of the Employment Period by the Company by reason of Executive's Disability after his having given timely Notice of Termination in connection with a Limited Period Termination or after a Breach which the Company does not cure, in each case after a Change in Control, shall not affect Executive's entitlements under this Agreement as a result of such timely Notice of Termination in connection with such Limited Period Termination or after such Breach which the Company does not cure, as the case may be, as if the Company had not otherwise terminated the Employment Period by reason of Executive's Disability.

             17. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

             18. Notices. Notice given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid if to the Company, to the Board of Directors of Sundstrand Corporation, Attention: Vice President and General Counsel and Secretary of the Company, 4949 Harrison Avenue, P.O. Box 7003, Rockford, Illinois 61125, or if to Executive, at 24868 Blue Stem Court, Barrington, Illinois 60010, or to such other address as either party may have previously designated by notice to the other party given in the foregoing manner.

             19. Successors and Assigns.

                     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                     (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.

             20. Waiver, Modification and Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             21. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Employment Agreement, dated as of September 19, 1995, between the Company and Executive, and any and all amendments thereto. Executive acknowledges that he has read this Agreement carefully and has consulted counsel about the contents of this Agreement prior to the execution hereof.

             22. Gender, Tense and Headings. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

                 The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

             23. Rabbi Trust. Immediately prior to a Change in Control, the Company shall deposit into a "rabbi trust," solely for the benefit of Executive, which meets the requirements of Rev. Proc. 92-64, 1992-2 C.B. 422, and the terms of which are reasonably acceptable to Executive, an amount of cash sufficient (as determined by the Company in good faith, subject to the approval of Executive, which approval shall not unreasonably be withheld) to fund the anticipated payments and benefits under this Agreement, but in no event shall such amount be less than that amount which would be required to be deposited by assuming that Executive will terminate the Employment Period due to a Limited Period Termination on the first anniversary of the effective date of the Change in Control.

             24. Deferral. The Company shall provide Executive the opportunity to defer the receipt of any amounts payable under Section 16(a), 16(b)(i), (ii) and (v) hereunder and under the Retirement Plans to such date or dates as are reasonably chosen by Executive, such deferred amounts to appreciate at an annual rate equal to one hundred and thirty percent (130%) of the Moody Average (as defined below) for such year, pursuant to an election to so defer made by Executive no later than one year prior to the date such payments would otherwise be due or such shorter period as the Company and Executive shall reasonably agree upon. In the event that Executive shall make an election to defer receipt of any amount due under Section 16(a), 16(b)(i), (ii) and (iv) hereunder or under the Retirement Plans, on the Termination Date the Company shall deposit into a "rabbi trust" which meets the requirements of Rev. Proc. 92-64, 1992-2 C.B. 422, solely for the benefit of Executive, and the terms of which are reasonably acceptable to Executive, an amount equal to one hundred and ten percent (110%) of the amount so deferred. "Moody Average" shall mean the average rate under the Moody's Long Term Corporate Bond Yield Averages for the 12-month period ending on the last business day in September of the Company's fiscal year preceding the year in which such rate shall be used. On each anniversary of the initial funding of such trust, the Company shall deposit cash into the trust in an amount sufficient so that, as of such anniversary, the value of the assets of the trust are not less than the obligations of the Company to Executive under this Agreement.

             25. Indemnification. During the Employment Period and thereafter, the Company shall indemnify Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against Executive as a result of Executive serving as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive's acts of willful misconduct, misappropriation of funds or fraud). This indemnification shall be in addition to, and not in lieu of, any other indemnification Executive shall be entitled to pursuant to the Company's Certificate of Incorporation or By-Laws or otherwise. Following the Termination Date, the Company shall continue to cover Executive under the Company's directors and officers insurance for the period during which Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive's acts of willful misconduct, misappropriation of funds or fraud) at the highest level then maintained for any then or former officer or director, and if the Termination Date shall occur following a Change in Control, in no event shall such coverage be on a basis less favorable in terms of coverage applicable to Executive than that in effect immediately prior to the Change in Control.

             26. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.


             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                                          SUNDSTRAND CORPORATION



By:   /s/ Mary Ann Hynes                  By:   /s/ Gerald Grinstein
   ----------------------------              ----------------------------------
     Mary Ann Hynes                            Gerald Grinstein
     Vice President and                        Chairman, Compensation
     General Counsel and                       Committee of the Sundstrand
     Secretary`                                Corporation Board of Directors



                                          By:   /s/ Robert H. Jenkins
                                             ----------------------------------
                                               Executive